Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282565

Prospectus Supplement to the Prospectus Dated November 8, 2024

The Bank of Nova Scotia
Senior Note Program, Series A

Senior Note Program, Series B

The Bank of Nova Scotia (the “Bank”) may from time to time offer and issue unsecured unsubordinated notes (the “notes”), Series A, which will not be bail-inable debt securities, and Series B, which will be bail-inable debt securities (as used herein, the “bail-inable notes”), each of which would constitute deposit liabilities of the Bank for purposes of the Bank Act (Canada) (the “Bank Act”), in an aggregate initial offering price of the notes (or the U.S. dollar equivalent thereof if any of the notes are denominated in a currency or currency unit other than U.S. dollars) of up to the aggregate initial offering price specified in the accompanying prospectus dated November 8, 2024 (the “Prospectus”).

The offering of the notes hereunder will be made pursuant to a senior note program (the “Senior Note Program”) described in this prospectus supplement (the “Prospectus Supplement”). The specific terms of the notes will be described in the applicable Pricing Supplement (the “Pricing Supplement), together with, if applicable, a product prospectus supplement (the “Product Prospectus Supplement”). The terms of the notes may include the following:

●fixed or floating interest rate, zero-coupon or issued with original issue discount; a floating interest rate may be based on:

●commercial paper rate

●U.S. prime rate

●euro interbank offered rate (“EURIBOR”)

●Secured Overnight Financing Rate (“SOFR”) or SOFR Index

●U.S. Dollar SOFR ICE swap rate (“SOFR ICE Swap rate”)

●Treasury rate

●constant maturity treasury rate (“CMT rate”)

●certificate of deposit interest rate (“CD rate”)

●consumer price index (“CPI”)

●federal funds rate

●any other rate specified in the applicable Pricing Supplement

●Ranked as senior indebtedness of the Bank

●amount of principal and/or interest may be determined by reference to one or more of each “index” (as defined herein)

●book-entry form only through The Depository Trust Company, Euroclear, Clearstream or any other clearing system or financial institution specified in the applicable Pricing Supplement

●redemption at the option of the Bank or at the option of the holder

●unless otherwise specified in the applicable Pricing Supplement, interest on notes, if any, will be paid monthly, quarterly, semi-annually or annually

●unless otherwise set forth in the applicable Pricing Supplement, minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums)

●unless otherwise set forth in the applicable Pricing Supplement, denominated in U.S. dollars or in a composite currency

●settlement in immediately available funds or by physical delivery

The aggregate initial offering price of the notes is subject to reduction as a result of the sale by the Bank of other debt securities pursuant to one or more other prospectus supplements under the Prospectus.

If the applicable Pricing Supplement specifies that the notes are bail-inable notes, we may redeem such notes at our option, in whole, on or within 90 days after the occurrence of a TLAC Disqualification Event (as defined herein), at a redemption price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest to, but excluding, the date fixed for redemption. See “Description of the Notes — Provisions Specific to Bail-inable Notes — TLAC Disqualification Event Redemption” herein.

Investing in the notes involves risks. Any payment to be made on the notes, including any repayment of principal, depends on the ability of the Bank to satisfy its obligations as they come due. See “Risk Factors” beginning on page S-2 of this Prospectus Supplement and page 7 of the Prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of the notes, or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (Canada) or by the United States Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

If the applicable Pricing Supplement specifies that the notes are bail-inable notes, such notes are subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the notes. See “Description of the Notes — Provisions Specific to Bail-inable Notes — Agreement with Respect to the Exercise of Canadian Bail-in Powers” herein.

The Bank may sell the notes directly or through one or more agents or dealers, including the agent listed below. The agent is not required to sell any particular amount of the notes.

The Bank may use this Prospectus Supplement in the initial sale of any notes. In addition, Scotia Capital (USA) Inc. (“SCUSA”) or any other affiliate of the Bank may use this Prospectus Supplement and accompanying Prospectus in a market-making or other transaction in any note after its initial sale. Unless the Bank or its agent informs the purchaser otherwise in the confirmation of sale or the applicable Pricing Supplement, this Prospectus Supplement and accompanying Prospectus are being used in a market-making transaction.

Scotia Capital (USA) Inc.

Prospectus supplement dated November 8, 2024

TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information incorporated by reference or provided in this Prospectus Supplement, any applicable Product Prospectus Supplement or the applicable Pricing Supplement (collectively, the “applicable Supplements”), and the accompanying Prospectus. We have not authorized anyone to provide you with different information. The aforementioned documents do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the notes described in the applicable Supplements nor do they constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of the accompanying Prospectus and any applicable Supplements at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

ii

About This Prospectus Supplement

This Prospectus Supplement and the accompanying Prospectus provide you with a general description of the notes we may offer. Capitalized terms used but not defined herein shall have the meaning assigned to them in the accompanying Prospectus. The applicable Pricing Supplement will provide specific information about the terms of the notes being offered. The applicable Pricing Supplement may include a discussion of any risk factors or other special considerations that apply to those notes and may also add, update or change the information in the accompanying Prospectus and the other applicable Supplements. If there is any inconsistency between the terms of the notes described in the accompanying Prospectus, this Prospectus Supplement, the applicable Product Prospectus Supplement and the applicable Pricing Supplement, the following hierarchy will govern: first, the applicable Pricing Supplement; second, the applicable Product Prospectus Supplement; third, this Prospectus Supplement; and last, the accompanying Prospectus.

Unless otherwise specified in the applicable Supplement:

●all dollar amounts are expressed in U.S. dollars;

●“the Bank”, “we”, “us” and “our” mean The Bank of Nova Scotia together, where the context requires, with its subsidiaries; and

●“you”, “your” and “holder” means a prospective purchaser or a purchaser of notes, or a beneficial or registered holder of notes, provided that a reference to “registered holder” means a registered holder of notes (see “Legal Ownership and Book-Entry Issuance” and “Description of the Debt Securities We May Offer” in the Prospectus and “Global Notes” under the heading “Description of the Notes” in this Prospectus Supplement).

Risk Factors

Investing in the notes involves risks. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration with your advisors of the suitability of the notes in light of your particular financial circumstances, the following risk factors and the other information included or incorporated by reference in the accompanying Prospectus and the applicable Supplements. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude and longevity of these risks and their influence on the value of, or the payments made on or settlement of obligations with respect to, the notes. You should not purchase the notes unless you understand and can bear these investment risks.

Risks Relating to Return Characteristics

Investors in Indexed Notes Could Lose Their Entire Investment

Indexed notes may present a high level of risk, and those who invest in indexed notes may lose their entire investment. We use the term “indexed notes” to mean notes with an amount of principal and/or interest payable that will be determined by reference to the price, value or level of one or more equity securities, exchange traded funds, indices, currencies, commodities, financial or economic measures, or indices or baskets of the aforementioned items or pursuant to a formula. We refer to each of these as an “index.” The direction and magnitude of the change in the price, value or level of the relevant index will determine the amount of principal and/or any interest payable on the indexed note. The terms of a particular indexed note may or may not include a return of a percentage of the face amount at maturity or a minimum interest rate. Thus, if you purchase an indexed note, you may lose all or a portion of the principal or other amount you invest and may receive no interest on your investment.

For Certain Types of Notes, the Interest Rate Payable During the Initial Interest Period May Not Be Indicative of the Interest Rate Payable During Subsequent Interest Periods.

The interest rate of certain notes that we may offer may be based on a different rate during the initial interest period than in subsequent interest periods. In particular, during the interest period(s) where a fixed rate of interest (or other financial measure) applies, this fixed rate of interest (or other financial measure) may be higher than the floating rate of interest (or other financial measure) that will be applicable during subsequent interest period(s). As noted above, the interest rate during the interest period where a floating rate of interest is applicable is uncertain and could be equal to or less than 0%.

The Interest Rate on the Notes Will Be Limited if the Notes have a Maximum Interest Rate.

If the applicable Pricing Supplement specifies that your notes have a maximum interest rate, the interest rate payable on your notes during any period will be limited to the maximum rate specified in the applicable Pricing Supplement. Therefore, the return you receive during any interest period may be less than what you would have received had you invested in a security that was not subject to a maximum interest rate.

Risks Relating to Characteristics of Indices

The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

The issuer of a security that serves as an index or part of an index for an indexed note will have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that security or to an index of which that security is a constituent.

If the index for an indexed note includes a non-U.S. dollar currency or other asset denominated in a non-U.S. dollar currency, the government that issues that currency will also have no involvement in the offer and sale of the indexed note and no obligations to the holder of the indexed note. That government may take actions that could adversely affect the value of the note. See “— Risks Relating to Characteristics of Currency Exchange Rates — There are Risks Relating to Notes Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” below for more information about these kinds of government actions.

An Indexed Note May Be Linked to a Volatile Index, Which Could Hurt the Value of, and Return on, Your Investment

Some indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The amount of any principal and/or interest that can be expected to become payable on an indexed note may vary substantially from time to time. Because the amounts payable with respect to an indexed note are generally calculated based on the value or level of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index. The volatility of an index may be affected by political or economic events, including governmental actions, and/or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of, and return on, an indexed note.

An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

Some indices compiled by us, our affiliates or third parties may consist of or refer to several or many different index constituents. The sponsor of such an index typically reserves the right to alter the composition of the index and the manner in which the value or level of the index is calculated. An alteration may result in a decrease in the value of or return on an indexed note that is linked to the index. The indices for our indexed notes may include published indices of this kind or customized indices developed by us, our affiliates or third parties in connection with particular issues of indexed notes.

A published index may become unavailable, or a customized index may become impossible to calculate in the normal manner, due to events such as war, natural disasters, cessation of publication of the index or a suspension or disruption of trading in one or more index constituents on which the index is based. If an index becomes unavailable or impossible to calculate in the normal manner, the terms of a particular indexed note may allow us to delay determining the amount payable as principal or interest on an indexed note, or we may use an alternative method to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that any alternative method of valuation we use will produce a value identical to the value that the actual index would have produced. If we use an alternative method of valuation for a note linked to an index of this kind, the value of the note and/or its rate of return may be lower than it otherwise would be.

Some indexed notes are linked to indices that are not commonly used or that have been developed only recently. The lack of a trading history may make it difficult to anticipate the volatility or other risks associated with an indexed note of this kind. In addition, trading in these indices or their index constituents, or options or futures contracts on these indices or index constituents, may be limited, which could increase their volatility and decrease the value of the related indexed notes and/or their rates of return.

Notes Linked to the CPI Are Subject to Additional Risks.

If the interest rate on your notes is linked to the CPI, as described further under “Description of the Notes — Interest Rates — Consumer Price Index”, the level of the CPI may decrease during periods of little or no inflation (and will decrease during periods of deflation). In such a case, depending on the terms of your notes specified in the applicable Pricing Supplement, the interest rate on your notes during any interest period may be small, and may even be equal to or less than 0.00%.

The CPI Itself and the Method by which the Bureau of Labor Statistics of the U.S. Bureau of Labor Statistics (“BLS”) Calculates the CPI May Change In the Future. If the interest rate on your notes is linked to the CPI, the BLS may change the method by which it calculates the CPI, which could affect the level of the CPI used to calculate the interest rate (or, if applicable, determine whether the CPI is within the reference rate range) applicable to your notes. In particular, changes in the way the CPI is calculated could reduce the level of the CPI, which, if the interest rate on your notes is a floating rate of interest linked to the CPI, will result in lower interest payments during the applicable interest period(s), and in turn reduce the market value of the notes.

Consumer Prices May Change Unpredictably, Affecting the Level of the CPI and the Market Value of the Notes in Unforeseeable Ways. Market prices of the consumer items underlying the CPI may fluctuate based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of the CPI and the market value of the notes in varying ways, and different factors may cause the level of the CPI to move in inconsistent directions at inconsistent rates.

Current Pricing Information About the Applicable Index and/or Index Constituents May Not Be Available Due to Time Zone Differences

Special risks may also be presented because of differences in time zones between the United States and the market for the applicable index and/or index constituents, such that the applicable index and/or index constituents are traded on a foreign exchange that is not open when the trading market for the notes in the United States, if any, is open or where trading occurs in the applicable index and/or index constituents during times when the trading market for the notes in the United States, if any, is closed. In such cases, holders of the notes may have to make investment decisions at a time when current pricing information regarding the applicable index and/or index constituents is not available.

Historical Information About Indices Is Not Indicative of Future Performance

If we issue an indexed note, we may include historical information about the relevant index in the applicable Pricing Supplement. Any historical information about indices that we may provide will be furnished as a matter of information only, and you should not regard such information as indicative of future performance of the relevant index. You are urged to conduct your own research and analysis into the relevant index.

Risks Relating to Characteristics of Interest Rates

Floating Rates of Interest are Uncertain and Could be Equal to or Less Than 0.0%

If your notes are floating rate notes or otherwise directly linked to a floating rate for some portion of the notes’ term, no interest will accrue on the notes with respect to any interest period for which the applicable floating rate specified in the applicable Pricing Supplement is zero on the related interest rate reset date. Floating interest rates, by their very nature, fluctuate, and may be equal to or less than 0.0%. Also, in certain economic environments, floating rates of interest may be less than fixed rates of interest for instruments with a similar credit quality and term. As a result, the return you receive on your notes may be less than that of a fixed rate security issued for a similar term by a comparable issuer. Even if your yield on the notes is positive, and even if your notes have a specified fixed rate of interest for one or more interest periods, the return on your investment may not compensate you for the opportunity cost when you take into account factors, such as inflation, that affect the time value of money.

Notes linked to EURIBOR May Be Adversely Affected By Changes in Our EURIBOR Reporting Practices or the Method in Which EURIBOR is Determined or Circumstances Where EURIBOR is No Longer Determined or Published

The European Money Markets Institute (formerly Euribor-EBF) has continued in its role as administrator of EURIBOR but has also undertaken a number of reforms in relation to its governance and technical framework since January 2013 pursuant to recommendations by the European Securities and Markets Authority and the European Banking Authority.

It is not possible to predict any changes in the methods pursuant to which the EURIBOR rates are determined, or any other reforms to EURIBOR or any other relevant benchmarks that will be enacted in the European Union (the “EU”) and elsewhere, each of which may adversely affect the trading market for securities linked to EURIBOR or any other relevant benchmark, and may cause such benchmarks to perform differently than in the past, or cease to exist. In addition, any legal or regulatory changes made by the European Money Markets Institute, the European Commission or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the EURIBOR or any other relevant benchmarks are determined may result in, among other things, a sudden or prolonged increase or decrease in the reported benchmark, a delay in the publication of any such benchmark rates, changes in the rules or methodologies in certain benchmarks discouraging market participants from continuing to administer or to participate in certain benchmarks, and, in certain situations, could result in a benchmark rate no longer being determined and published. Accordingly, a note referencing EURIBOR or any other relevant benchmark, such proposals for reform and changes in applicable regulation could have a material adverse effect on the value of, and return on, such a note (including potential rates of interest thereon).

Based on the foregoing, investors in the notes should be aware that:

(a)any of the reforms or pressures described above or any other changes to the relevant benchmark could affect the level of the published rate, including to cause it to be lower and/or more volatile than it would otherwise be; and

(b)if EURIBOR is discontinued or becomes non-representative prior to the maturity of certain EURIBOR notes, then the rate of interest on such notes will be determined by the fallback provisions provided for under “Description of the Notes — Interest Rates — EURIBOR Notes” herein. Such provisions may not operate as intended depending on market circumstances and the availability of rates information at the relevant time. This may result, to the extent that other fallback provisions provided for in this Prospectus Supplement are not applicable, in the effective application of a fixed rate based on the EURIBOR rate that applied in the last period for which the EURIBOR rate was available.

SOFR is a Relatively New Reference Rate and its Composition and Characteristics Are Not the Same as LIBOR

The FRBNY began to publish SOFR in April 2018 and began publishing the SOFR Index on March 2, 2020. Similarly, the SOFR ICE Swap Rate was first published by the ICE Benchmark Administration (“IBA”) in November 2021. Investors should not rely on any historical changes (whether actual or hypothetical) or trends in SOFR as an indicator of future changes in SOFR.

Further, the composition and characteristics of SOFR are not the same as those of LIBOR, and SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR is a forward-looking rate that represents interbank funding over different maturities (e.g., three months). As a result, there can be no assurance that SOFR, however calculated for an offering of the notes, will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

SOFR May Be More Volatile Than Other Benchmark or Market Rates

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as USD LIBOR. Although changes in compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the market value of, and return on, any SOFR-linked notes may fluctuate more than floating rate securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The FRBNY has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the FRBNY will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in SOFR-linked notes.

SOFR May Be Modified or Discontinued and the Notes May Bear Interest By Reference to a Rate Other Than SOFR, Which Could Adversely Affect the Market Value of and Return on the Notes

SOFR and the SOFR Index (as defined herein) is published by the FRBNY based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of SOFR or the SOFR Index at any time. There can be no guarantee, particularly given its relatively recent introduction, that SOFR or the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in notes linked to SOFR or the SOFR Index. If the manner in which SOFR or the SOFR Index is calculated is changed, that change may result in a reduction in the amount of interest payable on the notes and the trading prices of the notes. In addition, the FRBNY may withdraw, modify or amend the published SOFR or the SOFR Index data in its sole discretion and without notice. Except as indicated elsewhere herein or in the applicable Pricing Supplement, the interest rate for any interest period will not be adjusted for any modifications or amendments to SOFR data that the FRBNY may publish after a specified time.

If the calculation agent determines that a Benchmark Transition Event (as defined herein) and its related Benchmark Replacement Date (as defined herein) have occurred in respect of SOFR or the SOFR Index, then the interest rate on the affected notes will no longer be determined by reference to SOFR or the SOFR Index, as applicable, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement”, as further described under the caption “Description of the Notes — SOFR Notes”.

If a particular Benchmark Replacement (as defined herein) or Benchmark Replacement Adjustment (as defined herein) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the ARRC), (ii) the International Swaps and

Derivatives Association, Inc. (“ISDA”) or (iii) in certain circumstances, the calculation agent. In addition, the terms of the notes expressly authorize the calculation agent to make Benchmark Replacement Conforming Changes (as defined herein) with respect to, among other things, changes to the definition of “interest period”, the timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the affected notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the notes in connection with a Benchmark Transition Event, could adversely affect the market value of, and return on, the notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of SOFR (however it is calculated in respect of the affected notes) or the SOFR Index, as applicable, the Benchmark Replacement may not be the economic equivalent of SOFR or the SOFR Index, there can be no assurance that the Benchmark Replacement will perform in the same way as SOFR or the SOFR Index would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for SOFR or the SOFR Index (each of which means that a Benchmark Transition Event could adversely affect the market value of, and return on, of the notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

Compounded SOFR With Respect to a Particular Interest Period Will Only be Capable of Being Determined Near the End of the Relevant Interest Period.

If the interest rate on your notes is based on Compounded SOFR or the SOFR Index, the level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period, will be determined on the interest determination date (as defined further below ) for such interest period. Because each such date will be near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly before the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date. In addition, some investors may be unwilling or unable to trade notes linked to the Compounded SOFR or the SOFR Index without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of notes linked to the Compounded SOFR or the SOFR Index.

Compounded SOFR for an Interest Period During a Floating Period May Not Reflect Any Subsequently Published Corrections to SOFR.

The FRBNY publishes SOFR each U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day. After publication, if (i) the FRBNY discovers errors in the transaction data or calculation process or additional transaction data becomes available and (ii) such errors or additional data would change the published SOFR by at least one basis point (0.01%), subject to change based on periodic review by the FFRBNY, then the FRBNY will republish SOFR at approximately 2:30 p.m. (New York time) on that same day. The FRBNY will not revise published SOFR on any U.S. Government Securities Business Day after the original date of publication and, even if the FRBNY’s policy changes to permit revisions to SOFR after the initial publication date, such changes would not be reflected in the Calculation Agent’s determination of Compounded SOFR on a U.S. Government Securities Business Day under the notes because any such determination is made as of 3:00 p.m. (New York time) on each U.S. Government Securities Business Day without regard to any subsequently published revisions.

Risks Relating to Characteristics of Currency Exchange Rates

There are Risks Relating to Notes Denominated or Payable in or Linked to a Non-U.S. Dollar Currency

If you intend to invest in a non-U.S. dollar note – e.g., a note whose principal and/or interest is payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non-U.S. dollar currency or index denominated in or otherwise linked to a non-U.S. dollar currency – you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non-U.S. dollar currency transactions.

An Investment in a Non-U.S. Dollar Note Involves Currency-Related Risks

An investment in a non-U.S. dollar note entails significant risks that are not associated with a similar investment in a note that is payable solely in U.S. dollars and where settlement value is not otherwise based on a non-U.S. dollar currency. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various non-U.S. dollar currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

Rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a note denominated in, or where value is otherwise linked to, a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the principal payable at maturity. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

Government Policy Can Adversely Affect Foreign Currency Exchange Rates and an Investment in a Non-U.S. Dollar Note

Foreign currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-U.S. dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.

Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

Historical Information About Exchange Rates May Not Be Indicative of Future Performance

If we issue a non-U.S. dollar note, we may include in the applicable Pricing Supplement a currency supplement that provides information about historical exchange rates for the relevant non-U.S. dollar currency or currencies. Any historical information about exchange rates that we may provide will be furnished as a matter of information only, and you should not regard such information as indicative of future performance in currency exchange rates. That rate will likely differ from the exchange rate used under the terms that apply to a particular note.

Non-U.S. Investors May Be Subject to Certain Additional Risks

If we issue a U.S. dollar note and you are a non-U.S. investor who purchased such notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

Risks Relating to Hedging Activities and Conflicts of Interest

We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note

In order to hedge an exposure on a particular offering of notes, we may, directly or through our affiliates or other agents, enter into transactions involving the applicable index, index constituents and/or applicable rate for the note, or involving derivative instruments, such as swaps, options or futures, on the applicable index, index constituents and/or rate. To the extent that we enter into hedging arrangements with a non-affiliate, including a non-affiliated agent, such non-affiliate may enter into similar transactions. Engaging in transactions of this kind could adversely affect the market value of, and return on, any such notes. It is possible that we or the hedging counterparty could achieve substantial returns from our hedging transactions while the value of such notes may decline.

We are under no obligation to hedge our exposure under a particular offering of notes. There can be no assurance that any hedging transactions we may choose to undertake will be maintained over the term of the note or will be successful. Regardless of whether we engage in hedging transactions, you have no claim to or in respect of any particular asset which we hold and depend upon our creditworthiness for payment of any amounts due under a note.

We May Have Conflicts of Interest Regarding an Indexed Note

SCUSA and our other affiliates and unaffiliated agents may have conflicts of interest with respect to some offerings of notes. SCUSA and our other affiliates and unaffiliated agents may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in an offering of notes and in the applicable index, index constituents and/or rate or in other derivative instruments related to the foregoing. These trading activities could adversely affect the market value of, and return on, such notes. We and our affiliates and unaffiliated agents may also issue or underwrite securities or derivative instruments that are linked to the same index or rate as one or more linked notes. Introducing competing products into the marketplace in this manner could adversely affect the market value of, and return on, any such notes. Additionally, for floating rate notes linked to certain floating rates, the calculation agent may have the discretion to replace the applicable floating rate following the occurrence of certain events and may make other changes to the terms of the affected notes, such as the spread, as discussed elsewhere herein.

We or our affiliates or an unaffiliated entity that provides us a hedge in respect of a particular offering of notes may serve as calculation agent and/or exchange rate agent for such notes and may have considerable discretion in calculating the amounts payable in respect of the notes. To the extent that we or another of our affiliates or such an unaffiliated entity calculates or compiles a particular index, it may also have considerable discretion in performing the calculation or compilation of the index. Exercising discretion in this manner could adversely affect the market value of, and return on, an indexed note based on the index or the rate of return on such notes.

The Calculation Agent Will Make Determinations With Respect to SOFR-Linked Notes.

The calculation agent will make certain determinations with respect to SOFR-linked notes as further described below under “Description of the Notes — SOFR Notes”. In addition, if a benchmark transition event and its related benchmark replacement date (each as defined therein) have occurred, the calculation agent will make certain determinations with respect to SOFR-linked notes, as further described herein. Any determination, decision or election pursuant to the benchmark replacement provisions not made by the calculation agent will be made by us. Any of these determinations may adversely affect the value of SOFR-linked notes, the return on SOFR-linked notes and the price at which you can sell such SOFR-linked notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to SOFR or the SOFR Index or the occurrence or non-occurrence of a benchmark transition event and any benchmark replacement conforming changes. These potentially subjective determinations may adversely affect the value of SOFR-linked notes, the return on SOFR-linked notes and the price at which you can sell such SOFR-linked notes.

Risks Relating to Liquidity

The Notes Lack Liquidity

The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. Scotia Capital (USA) Inc. or any other dealer may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. The price at which you may be able to trade your notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. or any other dealer, if they choose to make a market in the notes, is willing to purchase the notes from you. If at any time Scotia Capital (USA) Inc. or any other dealer were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Risks Relating to General Credit Characteristics

An Investment in the Notes Is Subject to Our Credit Risk

An investment in any of the notes issued under our Senior Note Program is subject to our credit risk. Any payment to be made on the notes, including any repayment of principal, depends on the ability of the Bank to satisfy its obligations as they come due. Further, the existence of a trading market for, and the market value of, any of the notes may be impacted by market perception of our creditworthiness. If market perception of our creditworthiness were to decline for any reason, the market value of your notes and the availability of a trading market for the notes may be adversely affected.

Risks Relating to Canadian and U.S. Federal Income Taxation

Significant Aspects of the Tax Treatment of an Investment in Indexed Notes Are Uncertain

We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of an investment in indexed notes, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in the applicable Product Prospectus Supplement or Pricing Supplement.

Further, the treatment of indexed notes for U.S. federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note.

Thus, in addition to reading the applicable discussions herein under “Certain Income Tax Consequences” and the tax treatment described in the applicable Product Prospectus Supplement and Pricing Supplement, you should independently evaluate the federal income tax consequences of purchasing an indexed note that apply in your particular circumstances and consult your tax advisor about your tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The applicable Product Prospectus Supplement contains a general discussion of material U.S. and Canadian tax consequences of the applicable notes. If you are a non-U.S. investor, you should consult your tax advisor as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of notes and receiving payments of principal or other amounts under the notes.

Risks Relating to Bail-inable Notes

If the Applicable Pricing Supplement Specifies that the Notes are Bail-inable Notes, such Notes will be Subject to Risks of Conversion in Whole or in Part — by Means of a Transaction or Series of Transactions and in One or More Steps — into Common Shares of the Bank or Any of its Affiliates, Under Canadian Bank Resolution Powers

Under Canadian bank resolution powers, if the Canada Deposit Insurance Corporation (“CDIC”) were to take action under the Canadian bank resolution powers with respect to the Bank, this could result in holders or beneficial owners of bail-inable notes being exposed to losses and conversion of the notes in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of the Bank or any of its affiliates, and you will be obligated to accept those common shares. As a result, if the applicable Pricing Supplement specifies that the notes are bail-inable notes, you should consider the risk that you may lose all or part of your investment, including the principal amount plus any accrued interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding notes, or common shares of the Bank or any of its affiliates into which bail-inable notes are converted, may be of little value at the time of a bail-in conversion and thereafter.

Please see the discussion in the accompanying Prospectus under “Risk Factors — Risks Related to the Bank’s Debt Securities” and “Description of the Debt Securities We May Offer ― Canadian Bank Resolution Powers” for additional information.

The senior debt securities indenture will provide only limited acceleration and enforcement rights for bail-inable notes and includes other provisions intended to qualify notes as TLAC.

If the applicable Pricing Supplement specifies that the notes are bail-inable notes, holders and beneficial owners of such notes may only exercise, or direct the exercise of, the rights described under “Description of the Debt Securities We May Offer — Events of Default — Remedies If an Event of Default Occurs” in the accompanying Prospectus where an Order has not been made under Canadian bank resolution powers pursuant to subsection 39.13(1) of the CDIC Act in respect of the Bank. Notwithstanding the exercise of those rights, such notes will continue to be subject to bail-in conversion until repaid in full.

The senior debt securities indenture also provides that holders or beneficial owners of bail-inable notes will not be entitled to exercise, or direct the exercise of, any set-off or netting rights with respect to the notes. In addition, where an amendment, modification or other variance that can be made to the senior debt securities indenture or the notes as described under “Description of the Debt Securities We May Offer — Modification and Waiver of the Debt

Securities” in the accompanying Prospectus would affect the recognition of those notes by the Superintendent of Financial Institutions (Canada) (the “Superintendent”) as TLAC, that amendment, modification or variance will require the prior approval of the Superintendent.

Please see the discussions in the accompanying Prospectus referenced above for additional information.

We May Redeem Bail-inable Notes After the Occurrence Of a TLAC Disqualification Event

If the applicable Pricing Supplement specifies that the notes are bail-inable notes, we may, at our option, on not less than 30 days’ and not more than 45 days’ prior notice to the holders of such notes, redeem all but not less than all of such notes prior to their stated maturity date on, or within 90 days after, the occurrence of a TLAC Disqualification Event (as defined in the accompanying Prospectus), at a redemption price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest to, but excluding, the date fixed for redemption. If we redeem your bail-inable notes, you may not be able to reinvest the redemption proceeds in securities offering a comparable anticipated rate of return. Additionally, although the terms of bail-inable notes are anticipated to be established to satisfy the TLAC criteria within the meaning of the TLAC Guideline to which the Bank is subject, it is possible that any bail-inable notes may not satisfy the criteria in future rulemakings or interpretations.

See “Description of the Notes — Provisions Specific to Bail-inable Notes — TLAC Disqualification Event Redemption” herein and “Description of the Debt Securities We May Offer — Canadian Bank Resolution Powers — TLAC Guideline” in the accompanying Prospectus for additional information.

Description of the Notes

You should carefully read the description of the terms and provisions of our senior debt securities and our senior debt securities indenture under “Description of the Debt Securities We May Offer” in the accompanying Prospectus. That section, together with the applicable Supplements, summarizes all the material terms of our senior debt securities indenture and your note. They do not, however, describe every aspect of our senior debt securities indenture and your note. For example, in this section entitled “―Description of the Notes,” we use terms that have been given special meanings in our senior debt securities indenture, but we describe the meanings of only the more important of those terms. The specific terms of any series of notes will be described in any applicable Product Prospectus Supplement and the applicable Pricing Supplement. As you read this section and the applicable Supplements, please remember that the specific terms of your note as described in the applicable Supplement will supplement and, if applicable, may modify or replace the general terms described in this section and/or the applicable Product Prospectus Supplement. If there is any inconsistency between the terms of the notes described in the accompanying Prospectus, this Prospectus Supplement, the applicable Product Prospectus Supplement and the applicable Pricing Supplement, the following hierarchy will govern: first, the applicable Pricing Supplement; second, the product prospectus supplement (if any); third, this Prospectus Supplement; and last, the accompanying Prospectus.

General

The notes will be limited to an aggregate offering price of notes specified in the accompanying Prospectus, at the Bank’s option if so specified in the applicable Pricing Supplement, the equivalent of this amount in any currency or currency unit other than U.S. dollars. The Bank may issue notes pursuant to one or more other prospectus supplements under the Prospectus and the aggregate amount of the notes that may be offered under this Prospectus Supplement may be subject to reduction as a result of the sale by the Bank of other securities (including notes and unsecured subordinated notes of the Bank) pursuant to one or more other prospectus supplements under the Prospectus.

Notes may be issued at various times and in different series, any series of which may be comprised of one or more tranches of notes. The Bank may issue as many distinct series of notes as it wishes. The series of which the notes are a part will be identified in any applicable Product Prospectus Supplement and the applicable Pricing Supplement.

The notes will constitute the Bank’s unsecured and unsubordinated obligations and will constitute deposit liabilities of the Bank for purposes of the Bank Act and will rank on a parity with all of the Bank’s other senior unsecured debt including deposit liabilities, other than certain governmental claims in accordance with applicable law, and prior to all of the Bank’s subordinated debt. The notes will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act (Canada) or by the United States Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

The notes will be issued under a senior debt securities indenture, as amended or supplemented from time to time, among the Bank, Computershare Trust Company, National Association, as United States trustee, and Computershare Trust Company of Canada, as Canadian trustee, which is more fully described in the Prospectus under the heading “Description of the Debt Securities We May Offer”. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. Whenever we refer to specific provisions or defined terms in the indenture, those provisions or defined terms are incorporated in this Prospectus Supplement by reference. Section references used in this discussion are references to the indenture. Capitalized terms which are not otherwise defined shall have the meanings given to them in the indenture.

Subject to regulatory capital requirements applicable to the Bank, there is no limit on the amount of indebtedness that the Bank may issue. The Bank has other unsubordinated debt outstanding and may issue additional unsubordinated debt at any time and without notifying you.

The Bank will offer notes under the Senior Note Program on a continuous basis through one or more agents. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The indenture does not limit the aggregate principal amount of senior notes that we may issue. We may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the aggregate securities. Each note issued under this Prospectus Supplement will have a stated maturity that will be specified in the applicable Pricing Supplement and may be subject to redemption or repayment before its stated maturity. Notes may be issued at significant discounts from their principal amount due on the stated maturity (or on any prior date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the holder or otherwise), and some notes may not bear interest. We may from time to time, without the consent of the existing holders of the relevant notes, create and issue further notes having the same terms and conditions as such notes in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon.

Unless we specify otherwise in the other applicable Supplements, currency amounts in this Prospectus Supplement are expressed in U.S. dollars, the notes will be denominated in U.S. dollars and payments of any principal, premium or interest on the notes will be made in U.S. dollars. If any note is to be denominated other than exclusively in U.S. dollars, or if any principal, premium or interest on the note is to be paid in one or more currencies (or currency units or in amounts determined by reference to an index or indices) other than that in which that note is denominated, additional information (including authorized denominations and related exchange rate information) will be provided in the applicable Supplement. Unless we specify otherwise in the applicable Supplement, notes denominated in U.S. dollars will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums).

Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

Global Notes

Unless otherwise specified in the applicable Pricing Supplement, each note issued under the Senior Note Program will be issued as a book-entry note in fully registered form and will be represented by a global note that the Bank deposits with and registers in the name of a financial institution or its nominee called a depository. Unless otherwise specified in the applicable Pricing Supplement, The Depository Trust Company, New York, New York, will be the depository for all notes in global form. See “Legal Ownership and Book-Entry Issuance” in the Prospectus.

Types of Notes

We may issue the following types of notes:

●Fixed Rate Notes. A note of this type will bear interest at a fixed rate described in the applicable Pricing Supplement. This type includes zero-coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

●Floating Rate Notes. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in “– Interest Rates – Floating Rate Notes.” If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in the applicable Pricing Supplement.

●Fixed-to-Floating Rate Notes. A note of this type will bear interest at both a fixed rate for a certain period of time and at a floating rate for another certain period of time determined by reference to an interest rate formula, each as specified in the applicable Pricing Supplement. We refer to these notes as “fixed-to-floating rate notes.” The rate for the floating-rate period(s) for a fixed-to-floating rate note will be set, calculated and paid in the same manner as for floating rate notes, as described in this Prospectus Supplement and as specified in the applicable Pricing Supplement. Any references to or discussion of floating-rate notes in this Prospectus Supplement also applies to the floating-rate period(s) of fixed-to-floating rate notes.

●Floating-to-Fixed Rate Notes. A note of this type will bear interest at both a floating rate for a certain period of time and at a fixed rate for another certain period of time determined by reference to an interest rate formula, each as specified in the applicable Pricing Supplement. We refer to these notes as “floating-to-fixed rate notes.” The rate for the floating-rate period(s) for a floating-to-fixed rate note will be set, calculated and paid in the same manner as for floating-rate notes, as described in this Prospectus Supplement and as specified in the applicable Pricing Supplement. Any references to or discussion of floating-rate notes in this Prospectus Supplement also applies to the floating-rate period(s) of floating-to-fixed rate notes.

●Indexed Notes. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined:

●by reference to one or more equity securities, exchange traded funds, indices, currencies, commodities, financial or economic measures;

●by reference to indices or baskets of the aforementioned items; or

●pursuant to a formula.

If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than, less than or equal to the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, the applicable Product Prospectus Supplement and applicable Pricing Supplement will include information about the relevant index and how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the discussion relating to indexed notes under “Risk Factors” above.

Original Issue Discount Notes

A note may be an original issue discount note. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero-coupon note. A note issued at a discount to its principal may be considered an original issue discount note for U.S. federal income tax purposes, regardless of the amount payable upon redemption or acceleration of maturity. The applicable Pricing Supplement will specify if an offering of notes is issued with, or is treated as being issued with, original issue discount. You are urged to read see the tax discussion in the applicable Supplements for the U.S. federal income tax consequences of owning original discount notes.

Information in the Pricing Supplement

The applicable Pricing Supplement will describe one or more of the following terms of your note:

●the stated maturity;

●the specified currency or currencies for principal and interest, if not U.S. dollars;

●the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

●whether your note is a fixed rate note, a floating rate note, a fixed-to-floating rate note, a floating-to-fixed rate or an indexed note;

●if your note is a fixed rate note, the per annum rate at which your note will bear interest, if any, and the interest payment dates;

●if your note is a floating rate note, the interest rate basis, which may be one of the interest rate bases described in “– Interest Rates – Floating Rate Notes” below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; and the interest reset, determination, calculation and payment dates, all of which we describe under “– Interest Rates – Floating Rate Notes” below;

●if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any;

●if your note is an original issue discount note, the yield to maturity;

●if applicable, the circumstances under which your note may be redeemed at our option before the stated maturity, including any redemption commencement date, redemption price(s) and redemption period(s);

●if applicable, the circumstances under which you may demand repayment of your note before the stated maturity, including any repayment commencement date, repayment price(s) and repayment period(s);

●any special Canadian or United States federal income tax consequences of the purchase, ownership or disposition of a particular issuance of notes;

●the use of proceeds, if materially different than those discussed in this Prospectus Supplement; and

●any other terms of your note, which could be different from those described in this Prospectus Supplement.

Market-Making Transactions

If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which an agent or other person resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note.

Redemption at the Option of the Bank; No Sinking Fund

If an initial redemption date is specified in the applicable Pricing Supplement, we may redeem the particular notes prior to their stated maturity date at our option on any date on or after that initial redemption date in whole or from time to time in part in increments of US$1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least US$1,000 or other minimum authorized denomination applicable thereto), at the redemption price or prices specified in that Pricing Supplement, together with unpaid interest accrued thereon to the date of redemption. Unless otherwise specified in the applicable Pricing Supplement, we must give written notice to registered holders of the particular notes to be redeemed at our option not more than 45 nor less than 30 calendar days prior to the date of redemption.

If the applicable Pricing Supplement specifies that the notes are bail-inable notes, in the event that a redemption (for any reason) of such notes would lead to a breach of the Bank’s Total Loss Absorbing Capacity (“TLAC”) requirements, such redemption would be subject to the prior approval of the Superintendent. See “Description of the Debt Securities We May Offer — Canadian Bank Resolution Powers — TLAC Guideline” in the accompanying Prospectus for additional information.

The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment at the Option of the Holder

If one or more optional repayment dates are specified in the applicable Pricing Supplement, registered holders of the particular notes may require us to repay those notes prior to their stated maturity date on any optional repayment date in whole or from time to time in part in increments of US$1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least US$1,000 or other minimum authorized denomination applicable thereto), at the repayment price or prices specified in that Pricing Supplement, together with unpaid interest accrued thereon to the date of repayment. A registered holder’s exercise of the repayment option will be irrevocable.

For any note to be repaid, the applicable trustee must receive, at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 45 nor less than 30 calendar days prior to the date of repayment, the particular notes to be repaid and, in the case of a book-entry note, repayment instructions from the applicable beneficial owner to the depositary and forwarded by the depositary. Only the depositary may exercise the repayment option in respect of global notes representing book-entry notes. Accordingly, beneficial owners of global notes that desire to have all or any portion of the book-entry notes represented thereby repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the applicable trustee as aforesaid. In order to ensure that these instructions are received by the applicable trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult their participants for the respective deadlines. In addition, at the time repayment instructions are given, each beneficial owner shall cause the participant through which it owns its interest to transfer the beneficial owner’s interest in the global note representing the related book-entry notes, on the depositary’s records, to the applicable trustee.

We will comply with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

Open Market Repurchases

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the applicable trustee for cancellation. Where our repurchase of bail-inable notes would result in the Bank not meeting the TLAC requirements applicable to it pursuant to the TLAC Guideline, we may only repurchase those notes if we have obtained the prior approval of the Superintendent.

Interest

Each interest-bearing note will bear interest from its date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid. We will make interest payments in respect of fixed rate notes and floating rate notes in an amount equal to the interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the applicable interest payment date or the maturity date, as the case may be (each, an “interest period”). Notwithstanding the foregoing, for floating rate notes linked to certain floating rates, the applicable Pricing Supplement may specify an alternative interest period or observation period over which interest will accrue.

Regular Record Date

Unless otherwise specified in the applicable Pricing Supplement, interest will be payable in arrears (or any contingent coupon or contingent payment, as applicable) on each interest payment date (or other relevant payment date specified in the applicable Pricing Supplement) and on the maturity date to the persons in whose names the notes are registered at the close of business on the business day immediately preceding the related interest payment date (the “regular record date”). “Business day” is defined below in Schedule 1 to this Prospectus Supplement. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M. Eastern Standard Time, on that day.

Interest Rates

This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

The applicable Pricing Supplement will specify the interest payment dates for a fixed rate note as well as the maturity date. Interest on fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months or such other day count fraction set forth in the applicable Pricing Supplement.

If any interest payment date, redemption date, repayment date or maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Floating Rate Notes

In this subsection, we use several specialized terms relating to the manner in which floating interest rates are calculated. These terms are defined in Schedule 1 to this Prospectus Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the following will apply to floating rate notes:

Interest Rate Basis. We currently expect to issue floating rate notes that bear interest at rates based on one or more of the following interest rate bases:

●Commercial paper rate;

●U.S. prime rate;

●EURIBOR;

●SOFR or SOFR Index;

●SOFR ICE Swap rate;

●Treasury rate;

●CMT rate;

●CD rate;

●Federal funds rate; and/or

●CPI.

We describe each of the interest rate bases in further detail below in this subsection. If you purchase a floating rate note, the applicable Pricing Supplement will specify the interest rate basis that applies to your note.

Calculation of Interest. Calculations relating to floating rate notes will be made by the calculation agent, an institution that we appoint as our agent for this purpose. That institution may include us or any affiliate of ours, such as Scotia Capital Inc. The applicable Pricing Supplement for a particular floating rate note will name the institution that we have appointed to act as the calculation agent for that note as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

For each floating rate note, the calculation agent will determine, on the corresponding interest calculation date or on the interest determination date, as described below, the interest rate applicable to each interest period. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period – that is, the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable Pricing Supplement. Notwithstanding the foregoing, for floating rate notes linked to certain floating rates, the applicable Pricing Supplement may specify an alternative interest period or observation period over which interest will accrue and alternative dates on which the applicable interest rate will be determined.

If the interest rate basis is not SOFR (exclusive of the SOFR ICE Swap rate) or another backward looking rate, upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect – and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the interest rate basis that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as discussed below. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent participating in the distribution of the relevant floating rate notes and its affiliates, and they may include our affiliates.

Initial Interest Rate. For any floating rate note, the interest rate in effect from the original issue date to the first interest reset date will be the initial interest rate. We will specify the initial interest rate or the manner in which it is determined in the applicable Pricing Supplement.

Spread or Spread Multiplier. In some cases, the interest rate basis for a floating rate note may be adjusted:

●by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

●by multiplying the interest rate basis by a specified percentage, called the spread multiplier.

If you purchase a floating rate note, the applicable Pricing Supplement will indicate whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

Maximum and Minimum Rates. The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

●a maximum rate – i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

●a minimum rate – i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

If you purchase a floating rate note, the applicable Pricing Supplement will indicate whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application and the Criminal Code (Canada). Under current New York law, the maximum rate of interest, with some exceptions, for any loan made to a corporate borrower in an amount less than US$250,000 is 16% and for any loan in the amount of US$250,000 or more but less than US$2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of US$2,500,000 or more, except for the Criminal Code (Canada), which limits the rate to 60%.

The rest of this subsection describes how the interest rate and the interest payment dates will be determined, and how interest will be calculated, on a floating rate note.

Interest Reset Dates. The rate of interest on a floating rate note, other than a SOFR-linked note or a floating rate note based on another backward-looking rate, will be reset, by the calculation agent described below, daily, weekly, monthly, quarterly, semi-annually, annually or as otherwise specified in the applicable Pricing Supplement. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable Pricing Supplement, the interest reset date will be as follows:

●for floating rate notes that reset daily, each business day;

●for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

●for treasury rate notes that reset weekly, the Tuesday of each week;

●for floating rate notes that reset monthly, the third Wednesday of each month;

●for floating rate notes that reset quarterly, the third Wednesday of each of four months of each year as indicated in the applicable Pricing Supplement;

●for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as indicated in the applicable Pricing Supplement;

●for floating rate notes that reset annually, the third Wednesday of one month of each year as indicated in the applicable Pricing Supplement; and

●for a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above.

For a floating rate note other than a SOFR Index note or a floating rate note based on another backward looking rate, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. There are several exceptions, however, to the reset provisions described above. For example, for a SOFR-linked note, the interest rate in effect on any particular day will be the interest rate determined with respect to the interest period in which that day occurs.

If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a EURIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates. The interest rate that takes effect on an interest reset date (or, in the case of a SOFR-linked note or a floating rate note based on another backward looking rate, the interest rate determined for the applicable interest period) will be determined by the calculation agent by reference to a particular date called an interest determination date. Unless otherwise specified in the applicable Pricing Supplement:

●for commercial paper rate, federal funds rate and U.S. prime rate notes, the interest determination date relating to a particular interest reset date will be the business day preceding the interest reset date;

●for EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second euro business day preceding the interest reset date. We refer to an interest determination date for a EURIBOR note as a EURIBOR interest determination date;

●for SOFR notes (exclusive of SOFR ICE Swap rate notes) and floating rate notes based on other backward looking rates, the interest determination date relating to a particular interest period will be the date two U.S. government securities business days (or such other day as specified in the applicable Pricing Supplement) before the applicable interest payment date (or, in the case of the final interest period, prior to the maturity date or if we elect to redeem in part or in full any series of notes, the redemption date for such notes);

●for SOFR Ice Swap rate notes, the interest determination date relating to a particular interest period will be the date two U.S. government securities business days (or such other day as specified in the applicable Pricing Supplement) prior to the beginning of such interest period;

●for treasury rate notes, the interest determination date relating to a particular interest reset date, which we refer to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills – i.e., direct obligations of the U.S. government – would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week; and

●for CD rate, CMT rate and CPI rate, the interest determination date relating to a particular interest reset date will be the second business day preceding the interest reset date.

The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more interest rate bases (none of which is SOFR, the SOFR Index or the SOFR Ice Swap rate) will be the latest business day which is at least two business days before the related interest reset date for the applicable floating rate note on which each interest rate basis is determinable.

Interest Calculation Dates. As described above, except for SOFR-linked notes (exclusive of SOFR ICE Swap rate notes), the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for EURIBOR notes and SOFR notes, however, the determination of the rate will actually be made on a day no later than the corresponding interest calculation date. Unless otherwise specified in the applicable Pricing Supplement, the interest calculation date will be the earlier of the following:

●the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

●the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

Interest Payment Dates. The interest payment dates for a floating rate note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable Pricing Supplement, will be as follows:

●for floating rate notes that reset daily, weekly or monthly, the third Wednesday of each month;

●for floating rate notes that reset quarterly, the third Wednesday of the four months of each year specified in the applicable Pricing Supplement;

●for floating rate notes that reset semi-annually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; or

●for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement.

Regardless of these rules, if a note is originally issued after the regular record date and before the date that would otherwise be the first interest payment date, the first interest payment date will be the date that would otherwise be the second interest payment date.

In addition, unless otherwise specified in the applicable Pricing Supplement, the following special provision will apply to a floating rate note with regard to any interest payment date other than one that falls on the maturity. If the interest payment date would otherwise fall on a day that is not a business day, then the interest payment date will be the next day that is a business day. However, if the floating rate note is a EURIBOR note and the next business day falls in the next calendar month, then the interest payment date will be advanced to the next preceding day that is a business day. If the maturity date of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Commercial Paper Rate Notes

If you purchase a commercial paper rate note, your note will bear interest at an interest rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable Pricing Supplement.

The commercial paper rate will be the money market yield of the rate, for the relevant interest determination date, for commercial paper having the index maturity indicated in the applicable Pricing Supplement, as published in H.15(519) by 3:00 p.m., New York City time, on the interest calculation date corresponding to the relevant interest determination date, under the heading “Commercial Paper – Nonfinancial.” If the commercial paper rate cannot be determined as described above, the following procedures will apply.

●If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in the applicable Pricing Supplement, as published in H.15 daily update or any other recognized electronic source used for displaying that rate, under the heading “Commercial Paper – Nonfinancial.”

●If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for a non-financial issuer whose bond rating is “AA”, or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

●If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

U.S. Prime Rate Notes

If you purchase a U.S. prime rate note, your note will bear interest at an interest rate equal to the U.S. prime rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable Pricing Supplement.

The U.S. prime rate will be the rate, for the relevant interest determination date, published in H.15(519) by 3:00 p.m., New York City time, on the interest calculation date corresponding to the relevant interest determination date, opposite the heading “Bank Prime Loan.” If the U.S. prime rate cannot be determined as described above, the following procedures will apply.

●If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the U.S. prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading “Bank Prime Loan.”

●If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the U.S. prime rate will be the arithmetic mean of the following rates as they appear on the Reuters screen US PRIME 1 page: the rate of interest publicly announced by each bank appearing on that page as that bank’s prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

●If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the U.S. prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

●If fewer than three banks selected by the calculation agent are quoting as described above, the U.S. prime rate for the new interest period will be the U.S. prime rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR Notes

If you purchase a Euro interbank offered rate-linked note, your note will bear interest at an interest rate based on estimated euro interbank term deposit rates for a specified term, designated as “EURIBOR” that is calculated and published by a designated distributor and administered by the European Money Markets Institute, or any entity that may assume responsibility for the administration of the rate. In addition, when EURIBOR is the interest rate basis the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in the applicable Pricing Supplement. EURIBOR will be determined in the following manner:

●EURIBOR will be the offered rate for deposits in euros having the index maturity specified in the applicable Pricing Supplement, beginning on the second euro business day after the relevant EURIBOR interest determination date, as that rate appears on Reuters page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

●If the rate described above does not appear on Reuters page EURIBOR01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the euro-zone interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

●If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

●If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

●If EURIBOR has been permanently discontinued or the applicable regulatory supervisor makes an announcement that EURIBOR is no longer representative or as of a certain date will no longer be representative, then the calculation agent will use as a substitute for EURIBOR and for each future EURIBOR interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice (the “Alternative Rate”). As part of such substitution, the calculation agent may make such adjustments to the Alternative Rate and the spread thereon, as well as the business day convention, EURIBOR interest determination dates and related provisions and definitions (“Adjustments”), in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the notes; provided, however, that if there is no clear market consensus as to whether any rate has replaced EURIBOR in customary market usage, the Bank may appoint an IFA to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on the Bank, the calculation agent and the holders of the notes.

SOFR Notes

If you purchase a SOFR-linked note, your note will bear interest at an interest rate equal to SOFR, which is the secured overnight financing rate that is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. In addition, when SOFR is the interest rate basis the SOFR base rate will be adjusted by the spread or spread multiplier, if any, specified in the applicable Pricing Supplement. SOFR, on any applicable date, will be determined in the following manner:

●SOFR as published by the FRBNY or any successor (the “SOFR administrator”) on the SOFR administrator’s website (or any successor page) at 3:00 p.m. (New York time) on such date (the “SOFR determination time”); provided that

●if SOFR does not appear as described in the preceding bullet by the specified time, then: (i) if a benchmark transition event and its related benchmark replacement date have not occurred with respect to SOFR, then SOFR shall be the rate determined pursuant to the “SOFR Unavailability Provisions” described below; or (ii) if a benchmark transition event and its related benchmark replacement date have occurred with respect to SOFR, then SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

Notwithstanding anything to the contrary in the applicable Supplements, if the calculation agent determines on or prior to the relevant time that a benchmark transition event and its related benchmark replacement date (each as defined below) have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth will thereafter apply to all determinations of the rate of interest payable on such notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a benchmark transition event and its related benchmark replacement date have occurred, the interest payable for each interest period on the applicable notes will be an annual rate equal to the sum of the benchmark replacement (as defined below) and the applicable spread, if any.

The applicable Pricing Supplement may specify that the notes are linked to Compounded SOFR. Unless otherwise specified in the applicable Pricing Supplement, Compounded SOFR will be determined by reference to the SOFR Index in the manner described herein. The SOFR Index is published by the FRBNY and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR on each U.S. Government Securities Business Day and allows the calculation of compounded SOFR averages over custom time periods. The FRBNY notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice.

Unless otherwise specified in the relevant Pricing Supplement, “Compounded SOFR” will be determined by the calculation agent in accordance with the following formula:

where:

“SOFR IndexStart = For interest periods other than the initial interest period, the SOFR Index value on the preceding interest determination date, and, for the initial interest period, the SOFR Index value on the date that is two U.S. government securities business days before the first day of such initial interest period;

“SOFR IndexEnd = The SOFR Index value on the interest determination date relating to the applicable interest payment date (or in the final interest period, relating to the maturity date or the redemption date); and

“d” is the number of calendar days in the relevant observation period.

For purposes of determining Compounded SOFR in this manner, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR administrator as such index appears on the SOFR administrator’s website at 3:00 p.m. (New York time) on such U.S. government securities business day (the “SOFR determination time”); provided that:

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR determination time, then: (i) if a benchmark transition event and its related benchmark replacement date have not occurred with respect to the SOFR Index, then the Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailability Provisions” below; or (ii) if a benchmark transition event and its related benchmark replacement date have occurred with respect to the SOFR Index, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

Notwithstanding anything to the contrary in the applicable Supplements, if the calculation agent determines on or prior to the relevant time that a benchmark transition event and its related benchmark replacement date (each as defined below) have occurred with respect to determining the SOFR Index value, then the benchmark replacement provisions set forth below will thereafter apply to all determinations of the rate of interest payable on such notes.

For these calculations, the daily SOFR in effect on any U.S. government securities business day will be the applicable SOFR or SOFR Index value as reset on that date.

SOFR Unavailability Provisions

If SOFR is not published on an applicable date and a benchmark transition event and its related benchmark replacement date have not occurred with respect to SOFR, SOFR means, for the applicable date for which SOFR is not available, SOFR as published on the first preceding U.S. government securities business day for which SOFR was published on the SOFR administrator’s website.

SOFR Index Unavailability Provisions.

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated interest determination date and a benchmark transition event and its related benchmark replacement date have not occurred with respect to SOFR, “Compounded SOFR” will mean, for the applicable interest period for which the SOFR Index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR averages, and definitions required for such formula, published on the SOFR administrator’s website at newyorkfed.org/markets/treasury-repo-reference-rates-information (or any successor page). For the purposes of this provision, references in the SOFR averages compounding formula and related definitions to “calculation period” shall be replaced with “observation period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be determined as described above under “SOFR Unavailability Provisions”.

Effect of a Benchmark Transition Event

(a)Benchmark Replacement. If the calculation agent determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the Reference Time (as defined herein) in respect of any determination of the benchmark (which would be SOFR or any successor rate) on any date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the applicable notes in respect of such determination on such date and all determinations on all subsequent dates relating to such notes.

(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a benchmark replacement, the calculation agent will have the right to make benchmark replacement conforming changes from time to time.

(c)Decisions and Determinations. Any determination, decision or election that may be made by the calculation agent or us pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary;

•if made by us, will be made in our sole discretion;

•if made by the calculation agent, will be made after consultation with us, and the calculation agent will not make any such determination, decision or election to which we object; and

•shall become effective without consent from any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions not made by the calculation agent will be made by us on the basis as described above. The calculation agent shall have no liability for not making any such determination, decision or election. In addition, we may designate an entity (which may be our affiliate) to make any determination, decision or election that we have the right to make in connection with the benchmark replacement provisions set forth herein.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, SOFR (howsoever calculated), as such term is defined above; provided that if a benchmark transition event and its related benchmark replacement date have occurred with respect to SOFR (or, if applicable, any published SOFR Index used in the calculation thereof) or the then-current benchmark, then “benchmark” means the applicable benchmark replacement.

“Benchmark replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the benchmark replacement date:

(1)the sum of: (a) an alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (b) the benchmark replacement adjustment;

(2)the sum of: (a) the ISDA fallback rate and (b) the benchmark replacement adjustment; and

(3)provided that if (i) the benchmark replacement cannot be determined in accordance with clause (1) or (2) above as of the benchmark replacement date or (ii) the calculation agent shall have determined that the ISDA fallback rate determined in accordance with clause (2) above is not an industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time, then the benchmark replacement shall be the sum of: (a) the alternate rate of interest that has been selected by the calculation agent as the replacement for the then-current benchmark for the applicable corresponding tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar denominated floating rate notes at such time and (b) the benchmark replacement adjustment.

“Benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the benchmark replacement date:

(1)the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement;

(2)if the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the ISDA fallback adjustment; and

(3)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark replacement conforming changes” means, with respect to any benchmark replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the calculation agent decides may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if the calculation agent decides that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the benchmark replacement exists, in such other manner as the calculation agent determines is reasonably practicable).

“Benchmark replacement date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “benchmark transition event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)in the case of clause (3) of the definition of “benchmark transition event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, then the benchmark replacement date will be deemed to have occurred prior to the reference time for such determination.

For the avoidance of doubt, for purposes of the definitions of benchmark replacement date and benchmark transition event, references to benchmark also include any reference rate underlying such benchmark.

“Benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current benchmark (including any daily published component used in the calculation thereof):

(1)a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is not, or as of a certain date will not be, representative.

“Interest payment determination date” means the date two U.S. government securities business days before the applicable payment date or, in the case of the final interest period, the applicable maturity date, in either case, unless otherwise specified in the applicable Supplements.

“Observation period” means, in respect of each interest period, the period from, and including, the date two U.S. government securities business days preceding the first date in such interest period to, but excluding, the date two U.S. government securities business days preceding the applicable payment date for such interest period (or in the final interest period, preceding the applicable maturity date), unless otherwise specified in the applicable Supplements.

“U.S. government securities business day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Corresponding tenor” with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.

“ISDA definitions” means the 2006 ISDA Definitions published by ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA fallback adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.

“ISDA fallback rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA fallback adjustment.

“Reference time” with respect to any determination of the benchmark means (1) if the benchmark is SOFR, the SOFR Determination Time, as such time is defined above, and (2) if the benchmark is not SOFR, the time determined by the calculation agent in accordance with the benchmark replacement conforming changes.

“Relevant governmental body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“SOFR administrator” means the FRBNY (or a successor administrator of SOFR)

“SOFR administrator’s website” means the website of the FRBNY, currently at http://www.newyorkfed.org, or any successor source.

“Unadjusted Benchmark Replacement” means the benchmark replacement excluding the benchmark replacement adjustment.

SOFR ICE Swap Rate Notes

If you purchase a SOFR ICE Swap rate note, your note will bear interest at an interest rate equal to the SOFR ICE Swap rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable Pricing Supplement.

The SOFR ICE Swap rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of the relevant index maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an Actual/360 day count basis, is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions) that is also payable annually on an Actual/360 day count basis.

The SOFR ICE Swap rate will be the rate for U.S. dollar swaps with a maturity of an applicable index maturity, which appears on the Bloomberg Professional® service (“Bloomberg”) page for the relevant index maturity as specified in the applicable Pricing Supplement, as of 11:00 A.M., New York City time, on the relevant interest determination date.

If the SOFR ICE Swap rate cannot be determined as described above, the following procedures will apply:

●If the applicable rate described above is not displayed on the relevant Bloomberg page by 11:00 A.M., New York City time, on the relevant interest determination date, then the SOFR ICE Swap rate will be determined by the calculation agent, after consulting such sources as the calculation agent deems comparable to the foregoing Bloomberg page, or any other source it deems reasonable.

●If the calculation and publication of the SOFR ICE Swap rate is permanently discontinued, then the calculation agent may identify an alternative rate that it determines represents the same or a substantially similar measure or benchmark as SOFR ICE Swap rate (a “Successor Rate”). Thereafter, the calculation agent will determine the SOFR ICE Swap rate for that (and any subsequent) interest determination date by reference to such Successor Rate. Upon the selection of a Successor Rate by the calculation agent, references to the SOFR ICE Swap rate (including, for the avoidance of doubt, the provisions relating to its unavailability or discontinuance) will instead be deemed to refer to the Successor Rate for all purposes, including the determination of the SOFR ICE Swap rate. If the calculation agent selects a Successor Rate, the calculation agent may make adjustments to the terms of the relevant notes for any technical, administrative or operational changes (including changes to the timing and frequency of determining the SOFR ICE Swap rate, the interest payment dates, the spread and other administrative matters) that it determines are appropriate in light of the Successor Rate.

Treasury Rate Notes

If you purchase a treasury rate note, your note will bear interest at an interest rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable Pricing Supplement.

The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in the applicable Pricing Supplement, as that rate appears on Reuters page USAUCTION 10/11 by 3:00 p.m., New York City time, on the interest calculation date corresponding to the relevant interest determination date. If the treasury rate cannot be determined in this manner, the following procedures will apply.

●If the rate described above does not appear on either page by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, the treasury rate will be the bond equivalent yield of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/Treasury Bills (secondary market).”

●If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

●If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15(519) under the heading “U.S. Government Securities/Treasury Bills (secondary market).”

●If the rate described in the prior paragraph does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “U.S. Government Securities/Treasury Bills (secondary market).”

●If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

●If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD Rate Notes

If you purchase a CD rate note, your note will bear interest at an interest rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable Pricing Supplement.

The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable Pricing Supplement, as published in H.15(519) by 3:00 p.m., New York City time, on the interest calculation date corresponding to the relevant interest determination date, under the heading “CDs (Secondary Market).” If the CD rate cannot be determined in this manner, the following procedures will apply.

●If the rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “CDs (Secondary Market).”

●If the rate described above does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money market banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

●If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT Rate Notes

If you purchase a CMT rate note, your note will bear interest at an interest rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable Pricing Supplement.

The CMT rate will be the following rate displayed on the designated CMT Reuters page by 3:00 p.m., New York City time, on the interest calculation date corresponding to the relevant interest determination date, under the heading “ . . . Treasury Constant Maturities”, under the column for the designated CMT index maturity:

●if the designated CMT Reuters page is FRBCMT, the rate for the relevant interest determination date; or

●if the designated CMT Reuters page is FEDCMT, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

●If the applicable rate described above is not displayed on the relevant designated CMT Reuters page at 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CMT rate will be the applicable treasury constant maturity rate described above – i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable – as published in H.15(519).

●If the applicable rate described above does not appear in H.15(519) by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

●is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; or

●as is otherwise announced by the FRBNY for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls; and

●in either case, is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Reuters page and published in H.15(519).

●If the rate described in the prior paragraph does not appear by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for the most recently issued treasury notes having an original maturity equal to the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year, and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation – or, if there is equality, one of the highest – and the lowest quotation – or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

●If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market bid rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the bid rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these bid rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation (or, if there is equality, one of the highest) and the lowest quotation (or, if there is equality, one of the lowest). If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

●If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the bid rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

●If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Federal Funds Rate Notes

If you purchase a federal funds rate note, your note will bear interest at an interest rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, indicated in the applicable Pricing Supplement.

The federal funds rate will be the rate for U.S. dollar federal funds as of the relevant interest determination date, as published in H.15(519) by 3:00 p.m., New York City time, on the interest calculation date corresponding to the relevant interest determination date, under the heading “Federal Funds (Effective)”, as that rate is displayed on Reuters page FEDFUNDS1. If the federal funds rate cannot be determined in this manner, the following procedures will apply:

●If the rate described above is not displayed on Reuters page FEDFUNDS1 by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the federal funds rate, as of the relevant interest determination date, will be the rate described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading “Federal Funds (Effective).”

●If the rate described above is not displayed on Reuters page FEDFUNDS1 and does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

●If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial interest rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

Consumer Price Index

CPI is the non-revised index adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the U.S. Bureau of Labor Statistics and published on Bloomberg CPURNSA or any successor service. The CPI for a particular month is published during the following month.

The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services and drugs. In calculating the CPI, the prices of the various items included in the fixed market basket are averaged together with weights that represent their importance in the spending of urban households in the United States. The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level was set to 100.0.

Calculation Agent

Unless otherwise specified in any applicable Product Prospectus Supplement or the applicable Pricing Supplement, Scotia Capital Inc., an affiliate of the Bank, will serve as the calculation agent for the notes. The calculation agent will make all determinations regarding any floating interest rate and the amount payable on your notes. All determinations made by the calculation agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the calculation agent. We may change the calculation agent for your notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to the Bank.

Other Provisions; Addenda

Any provisions relating to the notes, including the determination of the interest rate basis, calculation of the interest rate applicable to a floating rate note, its interest payment dates, any redemption or repayment provisions, or any other term relating thereto, may be modified and/or supplemented by the terms as specified under “Other Provisions” on the face of the applicable notes or in an addendum relating to the applicable notes, if so specified on the face of the applicable notes, and, in each case, in the applicable Pricing Supplement.

Interest Act (Canada)

For the purpose only of disclosure pursuant to the Interest Act (Canada) and not for any other purpose, each interest rate, which is calculated on any basis other than the actual number of days in a calendar year (the “deemed interest period”), is equivalent to a per annum rate calculated by dividing such interest rate by the number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

Default Amount on Acceleration

If the notes have become immediately due and payable following an event of default (as defined in the accompanying Prospectus) with respect to the notes, the calculation agent will:

●with respect to fixed rate notes, floating rate notes, fixed-to-floating rate notes or floating-to-fixed rate notes, unless otherwise specified in any applicable Product Prospectus Supplement or the applicable Pricing Supplement, determine (i) your principal amount and (ii) any accrued but unpaid interest payable based upon the then-applicable interest rate calculated on the basis of a 360-day year consisting of twelve 30-day months. If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes; or

●with respect to indexed notes, determine the default amount as described in the applicable Product Prospectus Supplement and/or applicable Pricing Supplement.

Provisions Specific to Bail-inable Notes

If the applicable Pricing Supplement specifies certain notes as bail-inable notes, such notes will be subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to such notes. See “Description of the Debt Securities We May Offer― Special

Provisions Related to Bail-inable Debt Securities” and “Risk Factors― Risks Related to the Bank’s Debt Securities” in the accompanying Prospectus.

TLAC Disqualification Event Redemption

If the applicable Pricing Supplement specifies that the notes are bail-inable notes, the Bank may, at its option, on not less than 30 days’ and not more than 45 days’ prior notice to the holders of such notes, redeem all but not less than all of such notes prior to their stated maturity date on or within 90 days after the occurrence of a TLAC Disqualification Event (as defined in the accompanying Prospectus), at a redemption price equal to 100% of the principal amount thereof, plus any accrued and unpaid interest to, but excluding, the date fixed for redemption. See “Description of the Debt Securities We May Offer — Special Provisions Related to Bail-inable Debt Securities — TLAC Disqualification Event Redemption” in the accompanying Prospectus for additional information.

Agreement with Respect to the Exercise of Canadian Bail-in Powers

If the applicable Pricing Supplement specifies that the notes are bail-inable notes, by its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to (i) agree to be bound, in respect of such notes, by the CDIC Act, including the conversion of such notes, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of such notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to such notes; (ii) attorn and submit to the non-exclusive jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or such notes, any other law that governs such notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to such notes.

Holders and beneficial owners of bail-inable notes will have no further rights in respect of notes that are converted upon a bail-in conversion other than those provided under the bail-in regime, and by its acquisition of an interest in any bail-inable note, each holder or beneficial owner of that note is deemed to irrevocably consent to the principal amount of that note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.

See “Description of the Debt Securities We May Offer ― Special Provisions Related to Bail-inable Debt Securities” and “Risk Factors ― Risks Related to the Bank’s Debt Securities” in the accompanying Prospectus for a further description of provisions applicable to the notes as a result of Canadian bail-in powers.

Subsequent Holders’ Agreement

Each holder or beneficial owner of a bail-inable note that acquires an interest in such note in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any holder or beneficial owner is deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified in this Prospectus Supplement to the same extent as the holders or beneficial owners that acquired an interest in such notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of such notes related to the bail-in regime.

Certain Income Tax Consequences

Certain Canadian Income Tax Considerations

An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying Prospectus relevant to a Holder (as defined) owning debt securities. The description of the Canadian federal income tax considerations under “Canadian Taxation” in the Prospectus as it relates to such notes will be superseded by the applicable Product Prospectus Supplement and, to the extent indicated therein, in the applicable Pricing Supplement.

Certain United States Income Tax Considerations

If a product prospectus supplement is applicable to your notes, please see the discussion therein under “Material U.S. Federal Income Tax Consequences” for a general discussion of the tax consequences of owning such notes.

The tax consequences of any particular note depend on its terms, and the tax treatment of each note will be described in the applicable Pricing Supplement. Consequently, except to the extent the Pricing Supplement indicates otherwise, you should not rely on the general discussion of tax consequences in the applicable Product Prospectus Supplement in deciding whether to invest in any note. Moreover, in all cases, you should consult your own tax advisor concerning the consequences of investing in and holding any particular note.

In addition, there is no authority that directly addresses the U.S. federal income tax treatment of instruments such as bail-inable notes that provide for a bail-in conversion under certain circumstances. You should consult your tax advisor regarding the appropriate characterization of the bail-inable notes for U.S. federal income tax purposes, and the U.S. federal income and other tax consequences of any bail-in conversion.

Certain ERISA Considerations

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our or their respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of Section 4975 of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest or a disqualified person, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions with a person that is a party in interest or disqualified person solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we, the Bank and the agents each may be considered a party in interest or disqualified person with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of or with the assets of any Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not and will not be a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition will not constitute or result in a non-exempt prohibited transaction due to the application of a statutory or administrative exemption or such purchase, holding, and disposition will not otherwise be prohibited under ERISA or Section 4975 of the Code or a violation of any similar laws.

Further, any person acquiring or holding the notes on behalf of any Plan or with any Plan assets shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA and/or Section 4975(f)(10) of the Code in connection with the transaction or any redemption of the notes, (y) none of us or any agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and/or Section 4975 of the Code and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, the agents or any of our or their respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any similar laws) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar laws applicable to governmental or church plans, as described above.

In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the notes will constitute “publicly-offered securities” or that the Bank will register under the Investment Company Act, and the Bank will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in the Bank. That said, while no assurance can be given, we believe that the Bank should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of the Bank were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by the Bank and the possibility that certain transactions in which the Bank might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.

Use of Proceeds

Unless otherwise specified in the applicable Pricing Supplement, the net proceeds to the Bank from the sale of the notes will be added to the general funds of the Bank and utilized for general banking purposes. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

We and SCUSA, as agent, have entered into a distribution agreement with respect to the notes. The agent or agents through whom the notes will be offered will be identified in the applicable Pricing Supplement. Subject to certain conditions, the agents have agreed to use their reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. We will pay the agents a commission on any notes sold through the agents. The commission will be in such amount as may be agreed between the agents and the Bank and will be specified in the applicable Pricing Supplement.

We may also sell notes to the agents, who will purchase the notes as principal for their own accounts. In that case, the agents will purchase the notes at a price equal to the issue price, less a discount to be agreed with us at the time of the offering, as specified in the applicable Pricing Supplement.

The agents may resell any notes they purchase as principal to other brokers or dealers at a discount, which may include all or part of the discount the agents received from us. If all the notes are not sold at the initial offering price, the agents may change the offering price and the other selling terms.

We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.

We have reserved the right to withdraw, cancel or modify the offer made by this Prospectus Supplement without notice and may reject orders in whole or in part whether placed directly with us or with an agent. No termination date has been established for the offering of the notes.

The agents, whether acting as agent or principal, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

If the agents sell notes to dealers who resell to investors and the agents pay the dealers all or part of the discount or commission they receive from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.

Unless otherwise indicated in any Pricing Supplement, payment of the purchase price of notes, other than notes denominated in a non-U.S. dollar currency, will be required to be made in funds immediately available in The City of New York. The notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

We may appoint additional agents with respect to the notes. Any other agents will be named in the applicable Pricing Supplements and those agents will enter into the distribution agreement referred to above. The agents referred to above and any additional agents may engage in commercial banking and investment banking and other transactions with and perform services for the Bank and our affiliates in the ordinary course of business. SCUSA is an affiliate of the Bank and may resell notes to or through another of our affiliates, as selling agent.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system. We have been advised by each of the agents named above that they may make a market in the notes offered through them. However, neither SCUSA nor any of our other affiliates nor any other agent named in the applicable Pricing Supplement that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

This Prospectus Supplement may be used by SCUSA and any other agent in connection with offers and sales of the notes in market-making transactions. In a market-making transaction, an agent or other person resells a note it acquires from other holders after the original offering and sale of the note. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, such agent may act as principal or agent, including as agent for the counterparty in a transaction in which SCUSA or another agent acts as principal, or as agent for both counterparties in a transaction in which SCUSA does not act as principal. The agents may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of the Bank (in addition to SCUSA) may also engage in transactions of this kind and may use this Prospectus Supplement for this purpose.

The aggregate initial offering price specified in the accompanying Prospectus relates to the initial offering of new notes we may issue on and after the date thereof. This amount does not include notes that may be resold in market-making transactions. The latter includes notes that we may issue going forward as well as notes we have previously issued.

The Bank does not expect to receive any proceeds from market-making transactions other than those it undertakes on its own. The Bank does not expect that any agent that engages in these transactions will pay any proceeds from its market-making resales to the Bank.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless the Bank or an agent informs you in your confirmation of sale that your note is being purchased in its original offering and sale, you may assume that you are purchasing your note in a market-making transaction.

In this Prospectus Supplement, the term “this offering” means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions.

The agents may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than it would otherwise be in the absence of such transactions. The agents are not required to engage in these activities, and may end any of these activities at any time.

In addition to offering notes through the agents as discussed above, other senior notes that have terms substantially similar to the terms of the notes offered by this Prospectus Supplement may in the future be offered, concurrently with the offering of the notes, on a continuing basis by the Bank. Any of these notes sold pursuant to the distribution agreement or sold by the Bank directly to investors will reduce the aggregate amount of notes which may be offered by this Prospectus Supplement.

Conflict of Interest

Because SCUSA is an affiliate of the Bank, SCUSA has a “conflict of interest” as defined in FINRA Rule 5121. In addition, the Bank will receive the net proceeds from an initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, any such offering is being conducted in compliance with the provisions of Rule 5121. Neither SCUSA nor any other agent is permitted to sell notes in any such offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions

Canada

This Prospectus Supplement does not constitute an offer of the notes, directly or indirectly, in Canada or to residents of Canada. The agents have represented and agreed that they will not, directly or indirectly, offer, sell or deliver, any of the notes in or from Canada or to any resident of Canada. The agents have also agreed that they will include a comparable provision in any sub-underwriting, banking group or selling group agreement or similar arrangement with respect to the notes that may be entered into by the agents. The notes will not be qualified for sale under the securities laws of any province or territory of Canada.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II / Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom the notes may be offered, sold or otherwise made available are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

Documents to be Filed as Part of the Registration Statement

In addition to the documents specified in the Prospectus under “Incorporation of Certain Information by Reference”, the following documents were filed with the Securities and Exchange Commission and incorporated by reference as part of the registration statement to which this Prospectus Supplement relates (the “Registration Statement”): the Distribution Agreement between the Bank and the agents and the Calculation Agency Agreement between the Bank and Scotia Capital Inc., each as may be amended or supplemented from time to time. Such documents will not be incorporated by reference into this Prospectus Supplement or the Prospectus. Additional exhibits to the Registration Statement to which this Prospectus Supplement relates may be subsequently filed in reports on Form 40-F or on Form 6-K that specifically state that such materials are incorporated by reference as exhibits in Part II of the Registration Statement.

Schedule 1 – Special Rate Calculation Terms

In the subsection entitled “– Interest Rates, Floating Rate Notes”, we use several terms that have special meanings relevant to calculating floating interest rates. We define these terms as follows:

The term “bond equivalent yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

bond equivalent yield	=	D x N	x	100
360 – (D x M)

where:

“D” means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

“N” means 365 or 366, as the case may be; and

“M” means the actual number of days in the applicable interest reset period.

●The term “business day” means, for any note, a day that meets all the following applicable requirements:

●for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto, and, in the case of a floating rate note, London;

●if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the applicable principal financial center; and

●if the note is a EURIBOR note or has a specified currency of euros, a euro business day.

●The term “designated CMT index maturity” means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security – either 1, 2, 3, 5, 7, 10, 20 or 30 years – specified in the applicable Pricing Supplement.

●The term “designated CMT Reuters page” means the Reuters page mentioned in the applicable Pricing Supplement that displays treasury constant maturities as reported in H.15(519). If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT. If Reuters page FEDCMT applies but the applicable Pricing Supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

●The term “euro business day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

●The term “euro-zone” means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

●“H.15(519)” means the weekly statistical release entitled “Statistical Release H.15(519)”, or any successor publication, published by the Board of Governors of the Federal Reserve System.

●“H.15 daily update” means the daily update of H.15(519) available through the worldwide website of the Board of Governors of the Federal Reserve System, at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

●The term “index currency” means the currency specified as such in the applicable Pricing Supplement. The index currency may be U.S. dollars or any other currency, and will be U.S. dollars unless another currency is specified in the applicable Pricing Supplement.

●The term “index maturity” means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

●The term “money market yield” means a yield expressed as a percentage and calculated in accordance with the following formula:

money market yield	=	D x 360	x	100
360 – (D x M)

where:

“D” means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

“M” means the actual number of days in the relevant interest reset period.

●The term “principal financial center” means the capital city of the country to which an index currency relates (or the capital city of the country issuing the specified currency, as applicable), except that with respect to U.S. dollars, Australian dollars, Canadian dollars, South African rands and Swiss francs, the “principal financial center” means The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively, and with respect to euros the principal financial center means London.

●The term “representative amount” means an amount that, in the calculation agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

●“Reuters screen US PRIME 1 page” means the display on the “US PRIME 1” page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

●“Reuters page” means the display on Reuters 3000 Xtra, or any successor service, on the page or pages specified in this Prospectus Supplement or the applicable Pricing Supplement, or any replacement page or pages on that service.

If, when we use the terms designated CMT Reuters page, H.15(519), H.15 daily update, Reuters screen US PRIME 1 page, or any other Reuters page, we refer to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

The Bank of Nova Scotia

Senior Notes Program, Series A

Senior Notes Program, Series B

November 8, 2024